JOINT FILER INFORMATION
3,728,710 shares of Class A common stock are held of record by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”), 535,783 shares of Class A common stock are held of record by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”),  885,878 shares of Class A common stock are held by Insight Venture Partners VII, L.P. (“IVP VII”), 20,484 shares of Class A common stock are held of record by Insight Venture Partners VII (Co-Investors), L.P. (“IVP VII Co-Investors” and, together with IVP Cayman VII, IVP Delaware VII and IVP VII, the “IVP VII Funds”). 1,137,762 shares of Class A common stock are held of record by IVP CIF II (AIP B), L.P. (“IVP AIP B”), 512,110 shares of Class A common stock are held of record by IVP CIF II (AIP A), L.P. (“IVP AIP A”) and 12,142,265 shares of Class B common stock are held of record by IVP CIF II (PS Splitter), L.P. (“Splitter”, together with IVP AIP B and IVP AIP A, the “IVP CIF Funds”).  The IVP CIF Funds, together with the IVP VII Funds, are referred to as the “IVP Funds”. 236,965 shares of Class A common stock are held of record by IVP (Venice), L.P.
The amount listed as owned by each IVP VII Fund may be deemed to be attributable to the other IVP VII Funds, Insight Venture Associates VII, L.P. (“IVA VII”), Insight Venture Associates VII, Ltd. (“IVA VII Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA VII Ltd, which in turn is the general partner of IVA VII, which in turn is the general partner of each of the IVP VII Funds.  The amount listed as owned by each IVP CIF Fund may be deemed to be attributable to the other IVP CIF Funds, Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”) and Holdings because Holdings is the sole shareholder of IVA Coinvestment II, which in turn is the general partner of each of the IVP CIF Funds.
The amount list as owned by IVP Venice may be deemed attributable to Holdings because Holdings is the sole shareholder of Insight Venture Associates X, Ltd. (“IVA X”), which is the managing member of IVP GP (Venice), LLC (“IVP GP Venice”), which in turn is the general partner of IVP Venice.
Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by the IVP Funds, IVA VII, IVP Venice and IVA Coinvestment II. The foregoing is not an admission by (i) IVA VII, IVA VII Ltd, IVA Coinvestment II or Holdings that it is the beneficial owner of the shares held of record by the IVP Funds, (ii) IVA X, IVP GP Venice or Holdings that it is the beneficial owner of the shares held of record by IVP Venice, (iii) IVA VII Ltd or Holdings that it is the beneficial owner of the shares held of record by IVA VII, or (iv) Holdings that it is the beneficial owner of the shares held of record by IVA Coinvestment II. Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by any of the IVP Funds, IVA VII, IVP Venice or IVA Coinvestment II, except to the extent of his pecuniary interest therein.
The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.